EXHBIT 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT:
February 12, 2007	CHRISTINE M. RUSH
CHIEF FINANCIAL OFFICER
(301) 430-2544

OLD LINE BANCSHARES, INC.’S TWELVE MONTH NET INCOME RISES 38.19 PERCENT

BOWIE, MD. (NASDAQ CAPITAL MARKET: OLBK)-James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc., the parent company of Old Line Bank, reported that net income was $1.6 million or $0.37 basic and diluted earnings per common share for the twelve month period ending December 31, 2006. This represented an increase of $434,912 or 38.19% compared to net income of $1.1 million or $0.44 basic and diluted earnings per common share for the same period in 2005. The 2,096,538 additional shares issued during the capital offering in October 2005 negatively impacted earnings per share. Total assets were $218.1 million on December 31, 2006. This represented a $49.1 million or 29.05% increase over the December 31, 2005 level of $169.0 million. Additionally, for the twelve month period ended December 31, 2006, total loans grew 44.34% or $46.2 million to $150.4 million and total deposits at year end totaled $169.7 million which represented a $50.0 million or 41.78% increase.

Net income for the three month period ended December 31, 2006 decreased $21,152 or 5.45% to $367,032 compared to $388,184 for the same period in 2005. As a result of investments in infrastructure during the year, our occupancy, equipment and data processing expenses were $200,000 higher for the three months ended December 31, 2006 than the three months ended December 31, 2005. Stock based compensation expense that we began recognizing in January 2006 increased benefit expenses $25,000 during the quarter ended December 31, 2006. Pointer Ridge, a real estate LLC in which we have a 50% investment, has leased 95% of the building it owns. During the quarter, this investment experienced a $21,497 loss as the building became operational and incurred opening expenses. For the year, this investment had net income of $56,278.

Mr. Cornelsen stated: “I am pleased to report our strong financial performance for the twelve months ended December 31, 2006. This year was a very rewarding year for the organization as we continued to build an infrastructure of personnel, facilities and equipment to support our growth. Our balance sheet continues to improve with growth rates of total loans and deposits meeting or exceeding our competition. On July 10th, we moved into our new corporate headquarters and opened our 5th branch location at 1525 Pointer Ridge Place, Bowie, Maryland. During the year, we also opened a loan production office in Gaithersburg, Maryland, hired a new loan officer for that office and hired a new business development officer. In January of 2006, we began recognizing the compensation expense related to stock-based compensation awards in our financial statements.

Our investment in infrastructure during the year caused our occupancy, equipment and data processing expenses to increase approximately $428,000 for the twelve months. The stock-based compensation expense increased benefit expenses approximately $107,000 for the twelve month period. In spite of these increases in expenses, we are able to report a 38.19% increase in net income for the twelve month period and only a 5.45% decline in net income for the quarter.

This excellent performance is primarily attributable to our success in increasing interest and noninterest revenue. Because of the hard work and dedication of our team, we have seen a 44.34% or $46.2 million of growth in loans since December 31, 2005. At December 31, 2006, the loan portfolio was $150.4 million compared to $104.2 million at December 31, 2005. We have accomplished this growth while maintaining sound risk management practices. As a result, asset quality remains excellent and we ended the quarter with no loans 90 days past due or non-performing. This expansion was a great achievement during a year in which increased interest rates caused major challenges for the industry.

For the twelve month period, we increased our provision for loan losses $135,000 to $339,000 in 2006 from $204,000 in 2005. At December 31, 2006, the allowance for loan losses was $1.3 million or 0.85% of gross loans compared to $954,706 or 0.91% of gross loans at December 31, 2005. For seven years, we have had no non-performing loans and minimal past dues and charge-offs. Based on our analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

As a result of rising interest rates and the decline in the real estate market, it was a challenge for our industry to attract and retain deposits during 2006 and maintain historical net interest margins. I am proud to report that we grew total deposits by 41.78% for the twelve months ended December 31, 2006 and increased our net interest margin from 3.93% for the twelve months ended December 31, 2005 to 4.37% for the twelve months ended December 31, 2006.”

Mr. Cornelsen also said that he is pleased that we have identified a location for Old Line Bank’s 6th branch location: “During the 2nd or 3rd quarter of 2007, we plan to open a new branch in the Capital Office Park in Greenbelt, Maryland. Opening a branch office in the Capital Office Park in Greenbelt, Maryland will allow us to continue to expand our presence in the suburban Maryland area” Mr. Cornelsen stated.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland and two branches in Prince George’s County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George’s, Charles and northern St. Mary’s. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular with respect to Old Line Bank’s plans to open a new branch, constitute “forward-looking statements” as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: receipt of required regulatory approvals and changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.’s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiary Consolidated Balance Sheets

Assets
	December 31, 2006	December 31, 2005
	(Unaudited)
Cash and due from banks	$5,120,068	$4,387,676
Federal funds sold	34,508,127	35,573,704
Total cash and cash equivalents	39,628,195	39,961,380
Investment securities available for sale	14,118,649	13,926,111
Investment securities held to maturity	2,802,389	2,203,445
Loans, less allowance for loan losses	150,417,217	104,249,383
Restricted equity securities at cost	1,575,550	1,102,750
Investment in real estate, LLC	793,714	837,436
Bank premises and equipment	4,049,393	2,436,652
Accrued interest receivable	820,628	504,299
Deferred income taxes	228,098	200,663
Bank owned life insurance	3,458,065	3,324,660
Other assets	238,764	281,045
	$218,130,662	$169,027,824

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing	$37,963,066	$30,417,858
Interest bearing	131,708,780	89,253,741
Total deposits	169,671,846	119,671,599
Short-term borrowings	7,193,391	9,292,506
Long-term borrowings	5,000,000	6,000,000
Accrued interest payable	629,557	336,868
Income tax payable	334,496	86,151
Other liabilities	485,418	124,873
	183,314,708	135,511,997

Stockholders' equity
Common stock, par value $0.01 per share, authorized 15,000,000 shares in 2006 and 5,000,000 shares in 2005; issued and outstanding 4,253,698.5 in 2006 and 4,248,898.5 in 2005	42,537	42,489
Additional paid-in capital	31,868,025	31,735,627
Retained earnings	3,077,313	1,992,301
	34,987,875	33,770,417
Accumulated other comprehensive income	(171,921)	(254,590)
	34,815,954	33,515,827
	$218,130,662	$169,027,824

Old Line Bancshares, Inc. & Subsidiary
Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Interest revenue
Loans, including fees	$2,661,541	$1,674,150	$9,080,202	$5,772,963
U.S. Treasury securities	32,060	32,061	127,299	127,299
U.S. government agency securities	88,586	58,587	271,621	236,536
Mortgage backed securities	15,181	18,099	65,186	84,139
Tax exempt securities	26,954	27,747	110,555	113,514
Federal funds sold	335,648	312,474	1,288,536	622,070
Other	20,342	11,743	79,645	46,935
Total interest revenue	3,180,312	2,134,861	11,023,044	7,003,456

Interest expense
Deposits	1,083,407	561,814	3,219,826	1,790,695
Borrowed funds	135,088	104,537	509,851	337,258
Total interest expense	1,218,495	666,351	3,729,677	2,127,953
Net interest income	1,961,817	1,468,510	7,293,367	4,875,503
Provision for loan losses	43,000	39,000	339,000	204,000
Net interest income after provision for loan losses	1,918,817	1,429,510	6,954,367	4,671,503

Non-interest revenue
Service charges on deposit accounts	70,542	61,879	266,235	241,619
Marine division broker origination fees	128,127	39,501	391,738	109,669
Income (loss) on investment in real estate, LLC	(21,497)	-	56,278	(64)
Other fees and commissions	65,864	61,676	314,793	269,638
Total non-interest revenue	243,036	163,056	1,029,044	620,862

Non-interest expenses
Salaries	731,854	578,857	2,720,022	1,933,631
Employee benefits	183,786	96,453	732,447	333,788
Occupancy	208,212	67,435	533,020	235,979
Equipment	71,802	30,324	197,644	111,560
Data processing	54,396	36,827	176,928	132,209
Other operating	314,818	211,000	1,201,303	828,608
Total non-interest expenses	1,564,868	1,020,896	5,561,364	3,575,775
Income before income taxes	596,985	571,670	2,422,047	1,716,590
Income taxes	229,953	183,486	848,196	577,651
Net Income	$367,032	$388,184	$1,573,851	$1,138,939

Basic earnings per common share	$0.09	$0.10	$0.37	$0.44
Diluted earnings per common share	$0.09	$0.10	$0.37	$0.44